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                                                               EXHIBIT (10)(xiv)


          Amendment of Deferred Compensation Plan for Key Employees and the Executive Savings Investment Plan

      RESOLVED, further, that the Deferred Compensation Plan for Key Employees and the Executive Savings Investment Plan ("Deferred Compensation Plans") maintained by the Company are amended effective as of January 15, 2001 to provide that (a) at the time any investment fund choices under the Deferred Compensation Plans are changed following a change in control, the Plans must be brought into conformity with the investment guidelines set forth on Schedule III which shall be maintained as long as there are participant balances remaining within the Deferred Compensation Plans and
      (b) each participant shall have the option to elect to receive benefits on termination of employment in the form of five- or ten-year installment payments regardless of whether the participant has attained age 50 at the time of termination of employment; and (c) each participant in the Deferred Compensation Plans employed by the Company at the time of the consummation of a change in control shall be fully vested in his or her accrued benefit under the Deferred Compensation Plans; and

      RESOLVED, further, that the Authorized Officers and other appropriate representatives of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to execute such certificates, instruments and documents and take any and all other such actions as such officers or representatives shall deem necessary, advisable or appropriate in order to amend the Deferred Compensation Plans and carry out the intent and purpose of the foregoing resolutions, the taking of any such action to be deemed conclusive evidence that the Board and the Company have authorized such action.
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                                 SCHEDULE III

              INVESTMENT ELECTION QUALITY MAINTENANCE STANDARDS
               FOR DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
                  AND THE EXECUTIVE SAVINGS INVESTMENT PLAN

At the time any plan investment fund choices are changed by the Plan Administrator following a Change of Control, the Deferred Compensation Plan for Key Employees and the Executive Savings Investment Plan shall conform with the following guidelines which would be maintained irrevocably as long as there are participant balances remaining within these plans.

For participants with deferred balances, the above captioned plans shall always incorporate a broad selection of investment choices which cover the spectrum of investor characteristics taking into account risk and return. These investment choices should continue to include the "Prime Rate" Fund with interest crediting according to the current prime rate and for other funds should mirror publicly traded mutual funds which have received a "3" (average) Morningstar rating or better. Any fund whose Morningstar rating has fallen below "3" would mandatorily have to be replaced within a period of sixty days following two successive ratings below "3" by Morningstar.

Investment offerings in addition to the Prime Rate Fund must include and at all times mirror mutual funds conforming to the following standards:

         A. At least two fixed income funds, the first being a fund seeking stability of principal (constant net asset value of $1.00 per share) and a high level of current income consistent with 2 to 3 year average maturity and the second being a fixed income fund mirroring the Lehman Aggregate Bond Index.

         B. At least one balanced fund comprising highly liquid equities and fixed income securities pursuing three investment objectives:

               (1) conservation of capital,

               (2) reasonable current income and

               (3) profits without undue risk

         C. At least four equity funds one of which must mirror the S&P 500 Index, one of which must be Growth oriented, one of which must be Value oriented and the third of which should invest in international equities or be structured as a global fund. If only the minimum 4 equity offerings are offered, then both the Growth-oriented and the Value-oriented funds shall be predominantly comprised of mid to large capitalization equities.